Exhibit 5.1

Office:     +852 2801 6066

Mobile:    +852 6621 8994

rthorp@thorpalberga.com

To:	Vipshop Holdings Limited
No. 20 Huahai Street
Liwan District, Guangzhou 510370
The People’s Republic of China

21 May 2012

Dear Sirs

Vipshop Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by Vipshop Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to:

•	2011 Stock Incentive Plan, as adopted in March 2011 (the “2011 Plan”)

•	2012 Share Incentive Plan, as adopted in March 2012 (the “2012 Plan”)

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the 2011 Plan and the 2012 Plan and the issue of the options to purchase the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the 2011 Plan or the 2012 Plan (as the case may be) and the relevant resolutions reviewed.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the 2011 Plan or the 2012 Plan (as the case may be) and in accordance with the relevant resolutions adopted by the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the 2011 Plan and the 2012 Plan) and the appropriate entries made in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Thorp Alberga
THORP ALBERGA

Tel: +852 2801 6066	1205A The Centrium
Fax: +852 2801 6767	60 Wyndham Street
www.thorpalberga.com	Central HONG KONG
Cayman Islands and British Virgin Islands Attorneys-at-Law
Resident Hong Kong Partners:	Richard Thorp, Harriet
Unger (England & Wales), Everton Robertson (England & Wales)